Exhibit 99

INTERNAL MEMORANDUM

TO:	All Associates
FROM:	Ned Kelly
RE:	Holding Company Management
DATE:	October 22, 2003

As many of you know by now, we announced on Monday that Alex Mason will be joining us as Vice Chairman of the holding company early next month.

My decision to ask Alex to join us was motivated by a range of factors. Some of those same factors have led me, and the Board, to conclude that it is time to establish a formal holding company management team. These reasons, along with the new management team and some promotions, are set forth in the paragraphs that follow.

I made the decision to pursue Alex for several reasons. First, and foremost, he is an accomplished professional who started as a commercial banker and has assumed various senior responsibilities over the course of his long career at Bankers Trust and its successor firms. I have known him personally for more than 30 years and have unqualified faith in his ability and character. He has great respect for Mercantile and its traditions. Fortunately for us, he wants to stay in Baltimore where he has been a fully-engaged member of the community for the past five years.

Second, the Board believes, and I agree, that as Mercantile gets larger and the world in which we operate becomes more complex, we need more help at the senior management level. Alex has met many members of the Board over the past several months and the Board is as enthusiastic as I am about his decision to join us.

Third, as we have grown, Mercantile is no longer a large lead bank with a number of small satellites in the form of affiliates. With the addition of F&M, we now have five affiliates with assets of roughly $1 billion or more. In the aggregate, the affiliates represent nearly 70% of our total assets and a major source of our growth. In my view, we can no longer afford to manage the firm as a lead bank with a group of satellites. There have been too many people wearing “two hats” and too little focus on the important issues that face the firm as a whole – risk management, compliance, coordinated business direction, sharing of best practices and avoidance of duplication on matters that are critical to the firm as a whole, but not central to the day-to-day business in which many of us are involved.

I believe in the affiliate network and the fundamental business autonomy the affiliates enjoy. The way in which we handled the F&M acquisition – dividing the business by affiliate proximity – reflects this. Enduring and managing the complexity associated with this approach would have been senseless absent a belief in the “model.” But I believe just as strongly that we must begin to manage the firm as a whole with a more coherent view of what we are doing as a firm with intense regard to identifying and managing all of the risks associated with the larger organization we have become. Even disregarding the business imperatives, I do not believe we can do otherwise given the changes in the legal and regulatory environment. I also believe we can do this without affecting adversely the vitality and proven power of the affiliate structure; indeed, if done properly, I believe both will be enhanced.

Accordingly, I have decided to form a new holding company management team effective November 3. Joining me will be the following people.

1.	Alex Mason. As noted, Alex will become Vice Chairman of the holding company. He will assume responsibility for risk management and chair a new Risk Management Committee, along with the Credit Quality Committee. He will also be responsible for strategic planning; new markets and business development, including our efforts in the Washington metropolitan area and expansions of our client base and product offerings generally; the correspondent bank network, including development of our base of lending partners; direct and indirect private equity investments; and human resources.

2.	Mike Reid. Mike will continue as President & COO of Merc-Safe.

3.	Peter Floeckher. Peter has agreed to join us as EVP and Head of the Affiliates. I believe Peter’s experience as chief executive of one of our largest and best-performing affiliates uniquely positions him to take on this new responsibility. I know Peter believes, as I do, that there are ways in which we can mitigate risk; minimize the burdens on the affiliates; enhance their performance through more coordinated sharing of best practices; and preserve their ability to operate autonomously as effectively as they have in the past.

Peter will be succeeded as CEO at Citizens by Glenn Wilson. He and Glenn will structure a suitable transition. I am confident that Glenn is more than equal to his new responsibilities.

Lori Kremer, currently Executive Vice President at Citizens, will become a Senior Vice President at the holding company and succeed Bob Johnson in affiliate administration.

Bob will relinquish his current duties and assume leadership of an expanded, more centralized Loan Review group, which will focus on the most important risk we face – credit risk. He will work together with Randy Jones to build this group.

4.	John Pileggi. John will continue as CEO of Investment and Wealth Management.

5.	Ken Bourne. Ken will continue in his current role at Merc-Safe and continue to report to Mike Reid. In view of the breadth of his role at Merc-Safe and his long experience, he will be a valued member of the team.

6.	Frank Turner. In recognition of his special talents with clients and the challenges and opportunities that face us at Merc-Safe and across the firm with respect to the development of new business and client relationships, Frank Turner will work with Alex on new markets and business development; the correspondent bank network; and direct and indirect private equity investments. I believe Frank is particularly well-suited to take on this role in areas that are critically important to the future success of the firm. I am grateful to him for his efforts with respect to the affiliates over the past year and he and Peter will structure a suitable transition of responsibilities.

7.	Terry Troupe. Terry will continue as Chief Financial Officer.

8.	John Unger. John will continue as General Counsel.

9.	Debi Kakaris. Debi will continue as EVP and Head of Technology and Operations and will report to Mike Reid, while continuing to work closely with John Pileggi, Peter and Terry.

10.	Michael Paese. Michael will assume a new role as Chief Administrative Officer. In addition to his ongoing involvement in special projects, including execution of acquisitions, Michael will work with me to ensure that we are executing our plans across the firm; to improve coordination and communication among the various business groups; and to develop and coordinate our external responses to various issues that arise. He will also work with Alex in connection with the Risk Management Committee, including the implementation and monitoring of associated initiatives and our relationships with the regulators, and on Human Resources matters, including the initiation of a coordinated recruiting effort across the firm.

11.	Priscilla Hoblitzell. Priscilla will continue to be responsible for strategic planning and M&A, including execution and integration of acquisitions, and has agreed to take on special projects related to ongoing business initiatives. In this capacity, she will work with both me and Alex and will act on our behalf and on behalf of the senior management team in connection with any special project.

Ellen Harvey will continue to report to me in connection with her management of our investment securities portfolio, which represents 25% of our assets, and work with me, Alex and Terry on ALCO-related matters. Given her schedule, she will serve as an ex officio member of the senior management team.

Finally, Dave Bowen and Ron Mettam will be promoted to EVPs at Merc-Safe. Each of them has made an extremely important contribution to our business and they are key leaders for the future. I look forward to continuing to work with them.

I believe these changes position us to continue to grow the firm while minimizing the inherent risks. My objective since I arrived has been to preserve the best of Mercantile while working to make the firm as a whole even better. That is not an easy task. But with your help and support I feel certain that, together, we can achieve that goal.

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